UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-SB

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission file number ________

LABWIRE, INC.
(Name of Small Business Issuer in its charter)

Nevada	37-1501818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14133 Memorial Drive, Suite 1, Houston, Texas 77079
(Address of principal executive offices) (Zip Code)

Issuer's telephone number: (281) 597-1611

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock - $.001 par value
Title of each class

Labwire, Inc.

FORM 10-SB

TABLE OF CONTENTS

		Page
PART I
Item 1	Description of Business	2
Item 2	Management's Discussion and Analysis or Plan of Operation	12
Item 3	Description of Property	17
Item 4	Security Ownership of Certain Beneficial Owners and Management	17
Item 5	Directors, Executive Officers, Promoters and Control Persons	18
Item 6	Executive Compensation	19
Item 7	Certain Relationships and Related Transactions	20
Item 8	Description of Securities	20
PART II
Item 1	Market Price of and Dividends on the Registrant's Common Equity and Other Stockholder Matters	21
Item 2	Legal Proceedings	22
Item 3	Changes in and Disagreements with Accountants	23
Item 4	Recent Sales of Unregistered Securities	23
Item 5	Indemnification of Directors and Officers	23
PART F/S	Financial Statements
PART III
Item 1	Index to Exhibits
Signatures

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Form 10-SB contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  For this purpose any statements contained in this Form 10-SB that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within Labwire, Inc.’s  (the “Company”) control. These factors include but are not limited to economic conditions generally and in the industries in which the Company may participate; competition within the Company’s chosen industry, including competition from much larger competitors; technological advances and failure by the Company to successfully develop business relationships.

Part I

ITEM 1. DESCRIPTION OF BUSINESS

Business Overview

Labwire Inc.was incorporated on October 8, 2004 as a Nevada corporation and is headquartered in Houston, Texas.  It provides secure and compliant customized full service drug and alcohol testing and other employment screening including billing, customized reports, collection site identification and management, Medical Review Officer (MRO) services, education, client support systems, background checks, physicals, K-9 surveillance and more to Fortune 500 corporations via the Labwire™ Platform.   Labwire™ is a proprietary, web-based application that streamlines the complex regulatory and record management activities associated with employee screening, delivering accurate timely results while eliminating service calls and paper trails. This comprehensive solution to managing employee screening services is the most efficient and cost-effective platform in the industry.

Not just another database, Labwire™ was developed by our team of industry leaders to deliver comprehensive and secure employer information management services over the Internet. Labwire’s Network Administrator previously worked alongside with the federal government in writing the HIPPA law.  At the same time we provide the most comprehensive time-saving workflow automation system on the market.

Our representatives have served on national Office of Management and Budget (OMB) committees working to reduce the amount of paperwork involved in administering testing programs in the workplace.

Labwire maintains numerous federal and state certifications and works closely with strategic partners and key advisors to continually maintain the highest level of services and improve our processes and innovative technology services.  See certifications and partners discussions below.

Services

Labwire simplifies the complex issues of security and compliance for substance abuse programs in the workplace and dramatically reduces administrative time and costs with a comprehensive full-service program.  Labwire has contracted the development of its proprietary software to control the process from the periodic selection of employees for random testing to the reporting of the results back to the clients.  Reports of our findings are generally delivered through a secure Internet connection or through other direct means.  The Company’s network administrator previously worked with the federal government and participated in the writing of the HIPPA laws.  Following are the services currently provided by Labwire;

•
Secure and Compliant Drug Testing – The majority of the Company’s drug testing clients are required under some federal or state regulation to perform random periodic drug testing on its employees.  Labwire will select randomly a certain number of client employees and give the list to the client who will give notice to the selected employees.  These employees will have a certain length of time to go to a collection facility using certified specimen collectors as required by the Department of Transportation (Clients have a list of certified facilities, both primary and backup, that their employees can use 24 hours a day) and provide a sample for testing.  Our comprehensive nationwide network of collection sites features on-demand access of a complete database with important information including certification, performance monitoring, hours of operation and need for appointments.  Labwire contracts with only SAMHSA and DOT certified and accredited laboratories.  When employees present themselves at the collection facility they have to provide a picture ID and the chain of control over the sample is begun.  The collection facility takes the sample and completes the paperwork and the sample and paperwork are forwarded to a lab that is certified by the federal government.  The lab results are reviewed by a medical review officer, certified by national certification associations, and if the sample tests positive, they will go through a protocol to determine if it should be classified as substance abuse.  The medical review officer’s report is then forwarded simultaneously to the client and Labwire.  Labwire securely delivers fast, real-time laboratory test results and reports by Web, e-mail Adobe Acrobat* pdf file attachments, fax or phone-24 hours a day, 7 days a week.

•
Custom Statistical Reports and Data Transfer Services.  Labwire works with new clients to establish customized software programs and Internet services to issue reports the way that clients like support custom data interfacing with all facets of the drug testing program to insure that it is compliant with federal and state laws and also gives the client and the employees their proper corporate and individual protections.

•
Collection Site Management and Billing Consolidation.  Labwire can manage the myriad of specimen collections through the thousands of sites in Labwire's database, which will free up client resources and relieve them from this daunting administrative task.

•
Background Checks.  Labwire also has the ability to provide its clients with background check services.   Up until recently this service has been outsourced with Labwire making a commission on the fee charged by the contracted company.  Labwire has recently acquired access to national data bases and has started to perform its own background checks.  This service generates reports about a prospective employee’s criminal record, motor vehicle violations, credit standing and involvement in civil litigation.  Labwire’s margins on this service can be increased by approximately 20%, if done in house.

•
Training.  Labwire provides real-time, online federally mandated supervisor training and employee education that conforms to all DOT modality requirements in addition to DOD an DOE.  The system operates 24/7, is accessible over the Internet, and provides audit tracking information and annual notification to the clients for ongoing re-training of supervisors as defined in federal rules.  This program has high margin numbers as do all software driven products and should very favorably affect net margins.

•
Security Services.  Labwire contracts with Labwire Security, Inc., which is one-half owned by Labwire’s Chairman and Chief Executive Officer, to perform security services.  Labwire Security, Inc. is fully licensed with the State of Texas.  This security model features a web based solution for reporting and record keeping delivered with a traditional hand on type product giving client security managers the ability to manage more locations more securely, effectively, and at lower costs.  A typical weekly consolidated, online report to a client would contain the numbers and types of vehicles entering, license plates numbers, rail and marine traffic, incident reports, the times of entering and leaving, observations of persons and contents, etc.  These reports now allow for the efficient use of resources by security services and client resources to be managed globally rather than autonomously as now done in most industries.

•
Data Management and Transmission.  Labwire has the ability to provide its clients with secure and compliant, real-time online data management through an off-site facility.  Your entire workflow can be managed and automated through the use of Labwire's interfaces. Data transmission to and from MROs and Collection Sites is seamless.

Market Opportunity

Virtually unheard of less than fifteen years ago, drug testing experienced explosive growth throughout the 1990’s and is now a $5.9 billion industry, according to estimates from Standard and Poors.  Under President Ronald Reagan, federal employees were required to undergo mandatory drug testing with a zero tolerance policy, followed in 1988 by Congressional passage of the Drug-Free Workplace Act, requiring all federal contractors to maintain a drug free workplace.  This was followed by the Omnibus Transportation Employee Testing Act of 1991, which implemented compulsory and random drug testing for employees in sensitive transportation positions such as mass transit operators, commercial truck drivers, and airline pilots.  With these massive federal drug testing programs in place, private employers soon followed suit.  The economic cost of drug and alcohol abuse in the workplace is tremendous, estimated at between $100 billion and $200 billion each year.  It has been proven that employed drug users are more prone to accidents, have higher absenteeism rates, higher medical costs, and perform only at about 67% of their ability.  All told, 87% of the nation’s largest companies test their employees or applicants for drugs, according to a 2001 survey by the American Management Association.

Marketing and Sales

Labwire intends to promote itself to large and mid-sized corporations, which conduct their own internal drug screening programs or currently utilize a TPA.  To this end, Labwire has developed strategic relationships with a variety of industry organizations, such as the Substance Abuse Program Administrators Association (SAPAA), the premier substance abuse prevention industry organization comprised of TPA’s, in-house administrators, MRP’s, SAP’s, collection sites and government agencies.  Labwire is aggressively marketing its services through these organizations, and has developed discount and group pricing plans to increase sales.  Labwire has also established relationships with leading laboratories, including LabCorp, Quest Diagnostics, and LabOne, as well as with more than 8,000 collection sites nationally, and with a network of accredited MRO’s.  Labwire plans to attend national trade shows for the industries that require drug and alcohol testing and take advantage of these relationships to meet and make presentations to the businesses attending the trade shows.

Also, Labwire will conduct direct sales on a highly targeted basis utilizing senior experienced representatives and outside industry specific consultants to develop both key vertical customers and channels.

In addition to strategic relationships and direct sales approaches, Labwire will conduct its own advertising, public relations and media campaign that will include print, broadcast, Internet, trade journals, direct mail and all other applicable news media.  Further, we intend to accomplish our public relations campaign through a variety of means including, but not limited to, the distribution of press releases and the arranging of press interviews.

Competition

Testing for drug use and abuse has evolved at a dramatic rate from a small minority of companies testing employees for substance abuse in the mid-1980s to the practice becoming standard in almost all government agencies and large corporate firms in the 1990s.  Legislation requiring the testing of all transportation industry workers, as well as court decisions upholding the legality of testing high school students, is making drug testing commonplace in all segments of society.  Overall, the drugs of abuse market was projected to witness average annual growth of about 4.7% from 2002 to 2007 [Business Communications Company – July 2002].  Labwire’s principals have provided client oriented “service philosophy” substance abuse management services for the past 21 years.  The Labwire operating platform, which provides modular delivery systems, procedures compliant with HIPAA protocols (unique within the industry), and live user-friendly access to all clients, all while adhering to ISO 9000:2000 certification standards (also unique within the industry).  Labwire specifically addresses the concerns generated by the growing “commodity philosophy” currently prevalent within the industry.  With the recent acquisition of traditional TPA’s by corporate entities not previously involved in substance abuse management, the need for a return to a service based philosophy is apparent.  Labwire’s experienced staff and compliant platform are ready to provide its clients with “Great Service … Period.”

Labwire’s methods of marketing in this competitive industry consists of traditional marketing ventures, including direct mail campaigns, selective media advertising, and participation in targeted conferences and trade shows.  In addition, Labwire is uniquely able to draw upon the extensive experience of its management to capitalize on personal contacts with key industry players and deliver a quick response at critical times.  Labwire believes that it has competitive advantages over its competitors with its Labwire™ Platform, which is a proprietary, web-based application that streamlines the complex regulatory and record management activities associated with employee screening, delivering accurate timely results while eliminating service calls and paper trails. All the data is on one page and the software is very easy to learn and use.  This comprehensive solution to managing employee screening services is the most efficient and cost-effective platform in the industry and the only one that is currently compliant with HIPPA regulations.   The industry average is approximately $175,000 in revenue per employee, while Labwire’s approximately $million per employee.

Labwire also has joint marketing ventures with key suppliers which allow it access to large companies across the country.

Principal Suppliers and Partners

Suppliers

Data represents a key ingredient in most of our products. In obtaining such data, we draw upon a wide variety of sources, including governmental agencies, credit reporting agencies, competitors, customers, third parties which compile public record information and on-line search services. Many of our suppliers provide this data in electronic format. We do not anticipate the termination of any significant relationship with any of our data suppliers. Because we believe we could acquire necessary data from other sources, we do not believe that the termination of any supplier relationship would have a material adverse effect on our financial condition or operating results.

In connection with our occupational health services, we depend upon services provided by specimen collection agencies and laboratories. There is significant competition among suppliers of these services and, consequently, we do not believe the termination of our relationship with any of these suppliers would have a material adverse effect on its financial condition or operating results.

We obtain some of our data from consumer credit reporting agencies. Any of these suppliers could stop supplying this data or could substantially increase their prices. Withholding this data could have a material adverse effect on our business, financial condition or results of operations.

We ally ourselves with the top industry institutions in laboratory analysis (only SAMHSA certified facilities) and medical review (only licensed physicians certified by the American Association of Medical Review Officers) in determining the final results of the drug test, including:

•	LabCorp - A major player in the forensic testing world, LabCorp offers versatility, service and fully integrated reporting systems to serve our clients.

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Substance Abuse Program Administrators Association - The Substance Abuse Program Administrators Association (SAPAA) mission is to establish, promote, and communicate the highest standards of quality, integrity, and professionalism in the administration of workplace substance abuse prevention programs through education, training and the exchange of ideas. SAPAA's membership is comprised of TPA'S, In-house administrators, MRO's, SAP's, Collection Sites and Government Agencies. Workplace's management was one of the 5 founding members of SAPAA. As a founding member, we are very proud to have had a small part in providing these services to the entire industry.

•

DATIA - DATIA's mission is to represent the drug and alcohol testing industry in Washington, D.C. on key legislative and regulatory issues, to expand the workplace drug and alcohol testing market, to provide members information, resources and benefits important to their operations and to promote the highest possible standards for the industry.

•	Quest Diagnostics - The largest drug testing laboratory in the US, Quest Diagnostics is consistently a leader in providing excellent services and customer service.

•
LabOne - LabOne is a fully accredited and certified national laboratory that provides high-quality drug testing and responsive service. Through their centralized laboratory in Lenexa KS they provide rapid turnaround time from all parts of the country. LabOne does more DOT testing than any other laboratory in the US, and is an innovator of new technologies.

Dependence on Major Customers

Labwire is not dependent on one or a few customers.

Patents, Trademarks and Licenses

The Labwire™ Platform and management system are proprietary systems and Labwire maintains all appropriate trademarks for the Company and the management system.

Governmental Regulation

Although generally our services do not require governmental approvals, our business is subject to various federal and state regulations that may impact our services. For example, the Federal Fair Credit Reporting Act, Fair and Accurate Credit Transactions Act, the Drivers Privacy Protection Act, the CAN-SPAM act, federal and state laws relating to drug testing, federal and state tax credit laws, state private investigator laws, federal and state laws regulating to residential-leasing and landlord services, federal and state laws regulating the hiring process, and various state laws regulating services that include disclosure of personal information.

Many state and local laws require certain of strategic partners and employees engaged in providing our investigative services products to be licensed as private investigators. Some state and local governments require the same with respect to our employee screening services.

Historically, we have been able to comply with existing laws and regulations without incurring substantial costs or restrictions on our business.

The US Department of Transportation reserves the right to restrict non-compliance service providers from performing services for programs covered under 49 CFR 40.  Labwire is in full compliance with all such regulations.

Certifications

Based on stringent U.S. Department of Transportation standards and protocols, Labwire services are of the highest standards and fully defensible. We only ally ourselves with fully licensed providers.  Our services conform with recognized certification and/or compliance, including:

•	U.S. Department of Health and Human Services (DHHS)
•	Substance Abuse and Mental Health Services Administration (SAMHSA)
•	National Institute on Drug Abuse (NIDA)
•	College of American Pathologists (CAP)
•	Drug Enforcement Administration (DEA)
•	State Department of Health licensing (where required)
•	Health Insurance Portability and Accountability Act of 1996 (HIPAA)
•	International Organization for Standardization (ISO9000)

Research and Development

Labwire has spend approximately $ 62,000 during the nine months ended September 30, 2007 on development of its proprietary software to manage corporate drug testing on line.

Employees

Labwire has five full-time employees and 25 service contract individuals available as used.  Labwire has no collective bargaining agreements with its employees.  Labwire believes that its employee relationships are satisfactory.

Reports to Security Holders

Before the filing of this registration statement on Form 10-SB, the Company was not subject to the reporting requirements of Section 12(a) or 15(d) of the Exchange Act.  Upon effectiveness of this registration statement, the Company will file annual and quarterly reports with the Securities and Exchange Commission (“SEC”).

The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Company is an electronic filer and the SEC maintains an Internet site that contains reports and other information regarding the Company that may be viewed at  http://www.sec.gov.

Our Common Stock

Our Common Stock is quoted on the over-the-counter Pink Sheets LLC electronic quotation service under the symbol “LBWR.PK.”

Corporate Information

Our principal executive offices are located at 4133 Memorial Drive, Suite 1, Houston, Texas 77079, and our telephone number is (281) 597-1611. Our website is located at www.labwire.com.

RISK FACTORS

An investment in our Common Stock is highly speculative and is not an appropriate investment for investors who cannot afford the loss of all or part of their investment. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition, and results of operations could be seriously harmed.

Our business is difficult to evaluate because we have a limited operating history.
Labwire was incorporated on October 8, 2004, but has only recently begun to generate meaningful revenue. Because of our limited operating history, we do not have significant historical financial information on which to base planned revenues and operating expenses. For the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, gross revenues were approximately $3,529,956, $3,701,742 and $2,665,364, respectively and the net income (loss)  was $338,125, $(500,981) and $267,876, respectively.  We expect to experience fluctuations in future quarterly and annual operating results that may be caused by many factors, including:

•	our ability to achieve significant sales for our products and services;
•	the cost of technology, software and other costs associated with production and distribution;
•	the size and rate of growth of the market for Internet products and online content and services;
•	the potential introduction by others of products that are competitive with our products; and
•	the general economic conditions in the United States and worldwide.

In view of the foregoing, our results of operations and projections of future operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

We are dependent on information suppliers. If we are unable to manage successfully our relationships with a number of these suppliers, the quality and availability of our services may be harmed.
We obtain some of the data used in our services from third party suppliers and government entities. If a number of suppliers are no longer able or are unwilling to provide us with certain data, we may need to find alternative sources. If we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Additionally, if one or more of our suppliers terminates our existing agreements, there is no assurance that we will obtain new agreements with third party suppliers on terms favorable to us, if at all. Loss of such access or the availability of data in the future due to increased governmental regulation or otherwise could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to increased regulation regarding the use of personal information.
Certain data and services we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We face significant security risks related to our electronic transmission of confidential information.
We rely on encryption and other technologies to provide system security to effect secure transmission of confidential or personal information. We may license these technologies from third parties. There is no assurance that our use of applications designed for data security, or that of third-party contractors will effectively counter evolving security risks.

A security or privacy breach could:

•	expose us to liability;
•	increase our expenses relating to resolution of these breaches;
•	deter customers from using our services; and
•	deter suppliers from doing business with us.
•

Any inability to protect the security and privacy of our electronic transactions could have a material adverse effect on our business, financial condition or results of operations.

Labwire may be adversely affected by recent high-profile events involving data theft at a number of information services companies.
Several information services companies that are competitors of Labwire have recently been involved in high-profile events involving data theft. These incidents or similar data theft incidents in the future could impact Labwire.  In particular, these events could result in increased legal and regulatory scrutiny of the industry in general and specific information services companies in particular and changes in federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace. Changes in the laws and adverse publicity or potential litigation concerning the commercial use of such information may affect Labwire’s operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

We could face liability based on the nature of our services and the content of the materials provided which may not be covered by insurance.
We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear or are used in our products or services. Insurance may not be available to cover claims of these types or may not be adequate to cover us for all risks to which we are exposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to pursue our acquisition strategy.
Our strategy is to grow through acquisitions. We may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue our acquisition strategy or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We likely will experience competition in our effort to execute on our acquisition strategy, and we expect the level of competition to increase. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

The integration of companies we acquire may be difficult and may result in a failure to realize some of the anticipated potential benefits of our acquisitions.
When we acquire companies or businesses, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of our acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.  The exact amount of funds raised, if any, will determine how aggressively we can grow and what additional projects we will be able to undertake. No assurance can be given that we will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to us. If we are not able to raise additional capital, the growth of our business could suffer.

Our success will be limited if we are unable to attract, retain and motivate highly skilled personnel.
Our future success also will depend on our ability to attract, retain and motivate highly skilled engineering, management, sales and other key personnel. Competition for such personnel is, at times, intense in the Internet industry, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. In addition, our ability to generate revenues relates directly to our personnel in terms of both numbers and expertise of the personnel we have available to work on the projects. Moreover, competition for qualified employees may require us to increase our cash or equity compensation, which may have an adverse effect on earnings.

Any system failure or slow down could significantly harm our reputation and damage our business.
System failures would harm our reputation and reduce our attractiveness to clients. Our ability to attract potential clients will depend significantly on the performance of our network infrastructure. In addition, a key element of our strategy is to perform services for clients to increase their usage of our services. Usage of our online services could strain the capacity of our infrastructure, resulting in a slowing or outage of services and reduced traffic to clients’ web sites. We may be unable to improve our technical infrastructure in relation to increased usage of our services. In addition, the users of the systems we deploy for our clients depend on Internet service providers, online service providers and other web site operators for access to our web sites. Many of these providers and operators have also experienced significant outages in the past, and they could experience outages, delays and other difficulties due to system failures unrelated to our systems. We may provide some of our clients with a service level agreement guarantee based on the size of the client and the amount of the business generated with our Company. This guarantee could result in financial penalties to us that could have a material adverse effect on our business, financial condition and operating results.

We compete in a highly competitive market and many of our competitors have greater financial resources and established relationships with major corporate customers.

The information industry in which we operate is highly competitive, and is expected to remain highly competitive. In each of the markets served, we compete on the basis of price, quality, customer service and product and service selection. Our competitive position in various market segments depends upon the relative strength of competitors in the segment and the resources devoted to competing in that segment. Due to their size, certain competitors may be able to allocate greater resources to a particular market segment than we can. As a result, these competitors may be in a better position to anticipate and respond to changing customer preferences, emerging technologies and market trends. In addition, new competitors and alliances may emerge to take market share away. We may be unable to maintain or strengthen our competitive position in our market segments, especially against larger competitors. We any incur additional costs to upgrade systems in order to compete. If we fail to successfully compete, our business, financial position and results of operations may be adversely affected.

Our business could suffer if we are unable to protect our intellectual property rights or are liable for infringing the intellectual property rights of others.
We regard our Labwire™ software platform as critical to our success, and we rely upon and confidentiality and license agreements with our employees, strategic partners, and others to protect our proprietary rights, which can have only limited effectiveness.

Further, we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, copyrights and other intellectual property rights of third parties by us and our licensees.

Other parties may assert claims of infringement of intellectual property or other proprietary rights against us. These claims, even if without merit, could require us to expend significant financial and managerial resources. Furthermore, if claims like this were successful, we might be required to change our trademarks, alter our content or pay financial damages, any of which could substantially increase our operating expenses. We also may be required to obtain licenses from others to refine, develop, market and deliver new services. We may be unable to obtain any needed license on commercially reasonable terms or at all, and rights granted under any licenses may not be valid and enforceable. In the future we could be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of trademarks and other intellectual property rights of third parties by us and our licensees. Any such claims could have a material adverse effect on our business, financial condition and operating results.

We face potential liability related to the privacy of health information we obtain.
Most health care providers, from which we may obtain patient information, are subject to privacy regulations promulgated under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. Although we are not directly regulated by HIPAA, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a health care provider that has not satisfied HIPAA’s disclosure standards. Further, we may face civil liability if our HIPAA compliant system fails to satisfy its disclosure standards. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Our business will not succeed if we are unable to keep pace with rapid technological changes.

We use the Labwire™ platform technology designed by our Company and other information technology to better serve our clients and reduce costs. These technologies likely will change and may become obsolete as new technologies develop. Our future success will depend upon our ability to remain current with the rapid changes in the technologies used in our business, to learn quickly to use new technologies as they emerge and to develop new technology-based solutions as appropriate. If we are unable to do this, we could be at a competitive disadvantage. Our competitors may gain exclusive access to improved technology, which also could put us at a competitive disadvantage. If we cannot adapt to these changes, our business, financial condition or results of operations may be materially affected in an adverse manner.

If we suffer system failures or overloading of computer systems, our business and prospects could be harmed. The success of our online offerings is highly dependent on the efficient and uninterrupted operation of our computer and communications hardware systems. Fire, floods, earthquakes, power fluctuations, telecommunications failures, hardware “crashes,” software failures caused by “bugs” or other causes, and similar events could damage or cause interruptions in our systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our websites. If our systems, or the systems of any of the websites on which we advertise or with which we have material marketing agreements, are affected by any of these occurrences, our business, results of operations and financial condition could be materially and adversely affected.

We presently carry insurance policies that cover losses that may occur due to any failures or interruptions in our systems. We do have a secondary “off-site” system and a formal disaster recovery plan. In addition, our users depend on Internet service providers and other Internet site operators for access to our websites. Many Internet service providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. If we experience any of these problems, and if our insurance did not cover the costs of such occurrences, our business, results of operations and financial condition could be materially and adversely affected.

Disruptions to the business of our strategic partners could affect our business.
The success of our business depends on the continued uninterrupted use of the technology supplied to us by our strategic partners. If the business operations of any of our strategic partners are materially disrupted, our operations may be disrupted and, as a result, our financial condition could be materially and adversely affected.

We are dependent on our management and employees.
We are dependent on the services of our executive officers and key employees. As of this date, we have 5 fulltime employees, 3 of whom are members of management. We currently do not maintain key-man life insurance policies on key executive officers of the Company.  There can be no assurance that we can obtain executives of comparable expertise and commitment in the event of death, or that our business would not suffer material adverse effects as the result of the death, disability or voluntary departure of any such executive officer. Further, the loss of the services of any one or more of these employees could have a materially adverse effect on our business and our financial condition. In addition, we will also need to attract and retain other highly skilled technical and managerial personnel for whom competition is intense. If we are unable to do so, our business, results of operations and financial condition could be materially adversely affected.

We may issue additional shares that could dilute your potential ownership interest and limit the ability of a third party to obtain voting control.
Some events over which investors in the Company have no control could result in the issuance of additional shares of our Common Stock or issuances of preferred stock (of which none is currently outstanding), which would dilute your ownership percentage in Labwire, Inc.  We may issue additional shares of Common Stock:

•	to raise additional capital or finance acquisitions;
•	upon the exercise or conversion of outstanding warrants or convertible notes;
•	in lieu of cash payment of interest on our outstanding convertible subordinated notes; or
•	to vendors in exchange for products or services.

We will incur increased costs as a result of becoming a reporting company.
Following the effectiveness of this Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company. Prior to this time, we have not filed reports with the SEC and had no history operating as a reporting company. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. Management will be engaged in assisting executive officers, directors and, to a more limited extent, stockholders, with matters related to insider trading and beneficial ownership reporting. Although not presently applicable to us, in the future we will be required to establish, evaluate and report on our internal control over financial reporting and to have our registered independent public accounting firm issue an attestation as to such reports.

We have incurred, and expect to continue to incur, increased general and administrative expenses as a reporting company. We also believe that compliance with the myriad rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

Being a public company also increases the risk of exposure to class action stockholder lawsuits and SEC enforcement actions, and increases the expense to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage. As a result, we may find it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our Common Stock is subject to the SEC’s penny stock rules, and, therefore, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.
A penny stock is generally defined under the Securities Exchange Act of 1934, as amended (“Exchange Act”) as any equity security other than a security that: (i) is an national market system stock listed on a “grandfathered” national securities exchange, (ii) is a national market system stock listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association that satisfies certain minimum quantitative listing standards, (iii) has a transaction price of five dollars or more, or (iv) is a security whose issuer has met certain net tangible assets or average revenues, among other exemptions. Our Common Stock is not currently traded on a national securities exchange or quotation system sponsored by a national securities exchange and our price as reported on the Pink Sheets, LLC, is currently less than five dollars.

In accordance with the rules governing penny stocks, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer and provide monthly account statements to the customer.

The effect of these restrictions may decrease the willingness of broker-dealers to make a market in our Common Stock, decrease liquidity of our Common Stock and increase transaction costs for sales and purchases of our Common Stock as compared to other securities. Broker-dealers may find it difficult to effectuate customer transactions in our Common Stock and trading activity in our Common Stock may be adversely affected. As a result, the market price of our Common Stock may be depressed and stockholders may find it more difficult to sell their shares of Common Stock.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and comply with the reporting requirements under the Exchange Act.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we will be required, beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2009, to include in our annual reports on Form 10-KSB, our management’s report on internal control over financial reporting and the registered public accounting firm’s attestation report on our management’s assessment of our internal control over financial reporting. We intend to prepare an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any “significant deficiencies” or “material weaknesses” within our processes. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If we fail to complete this evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential stockholders and customers to lose confidence in our financial reporting and disclosure required under the Exchange Act, which could adversely affect our business.

We are controlled by our principal stockholders and management, which will limit other stockholders’ ability to influence our operations and may affect the likelihood that other stockholders will receive a premium for your securities through a change in control.
Our executive officers, directors and principal stockholders and their affiliates own approximately 89% of the outstanding shares of Common Stock as of the date of this Registration Statement. These parties effectively control the Company and direct its affairs and have significant influence in the election of directors and approval of significant corporate transactions. The interests of these stockholders may conflict with those of other stockholders. This concentration of ownership may also delay, defer or prevent a change in control of us and some transactions may be more difficult or impossible without the support of these stockholders.

Our Common Stock has a very limited trading market.
Our Common Stock is traded on the over-the-counter Pink Sheets LLC electronic quotation service, an inter-dealer quotation system that provides significantly less liquidity than the NASDAQ stock market or any other national securities exchange. In addition, trading in our Common Stock has historically been extremely limited. This limited trading adversely affects the liquidity of our Common Stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us. As a result, there could be a larger spread between the bid and ask prices of our Common Stock and you may not be able to sell shares of our Common Stock when or at prices you desire.

We do not intend to pay dividends.
We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends to our stockholders in the near future.

Our bylaws provide for our indemnification of our officers and directors.
Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Nevada law. Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following information should be read in conjunction with the financial statements of Labwire, Inc. and the notes thereto appearing elsewhere in this registration statement. Statements in this Management’s Discussion and Analysis and elsewhere in this registration statement that are not statements of historical or current fact constitute “forward looking statements.”  All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” and similar expressions are generally intended to identify forward-looking statements. Most of the statements made herein are forward-looking.

Our business and results of operations are affected by a wide variety of factors, many of which are discussed under the heading “Risk Factors” and elsewhere in this registration statement, which could materially and adversely affect our actual results and us.  Because of these factors, we may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect our business, financial condition, operating results and stock price.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we do not guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether because of new information, future events or otherwise, after the date of this registration statement.

Overview

Labwire, Inc. was founded in 2004 as a Nevada corporation and is headquartered in Houston, Texas.  Labwire is a leading provider of third party administrator (“TPA”) of security  and regulatory driven employee screening services, including background screening, specimen collection, onsite testing, test processing by federally certified labs, and medical review officer (“MRO”) processing.  Labwire is an innovative Web-based application that streamlines the complex regulatory and record management activities associated with Labwire’s drug testing.

Labwire has two wholly-owned subsidiaries. On October 31, 2004, Workplace Screening Services, Inc. (“WSS”) was purchased in a stock purchase by issuing 120,000,000 shares of common stock which was valued at $120,000.  Along with the assets of WSS, Labwire assumed $161,232 in short-term debt and $306,128 in long-term debt.  On October 30, 2007, we acquired all of the outstanding stock of Occupational Testing, Inc. “(Occupational Testing”) in exchange for $120,000 in cash and a note payable for $480,000 due and payable in quarterly installments of $40,000 each plus accrued interest at rate of 1% over New York Prime, with the first installment due on January 31, 2008.  Occupational Testing’s revenues for the nine months ended September 30, 2007 were $614,671 and for the fiscal year ended December 31, 2006 were $698,097. The results of Occupational Testing will be included in the Company’s financial statements from the date of acquisition.

The Labwire management team is made up of experienced personnel along with two senior client service directors.  The core management team managed the sale of over $110 million in drug testing, backgrounds, and related services before forming Labwire, Inc. and taking advantage of their experience and expertise, including their in depth knowledge of the required Department of Transportation (“DOT”) testing regulations (49 CFR, Part 40).  As a result of these efforts, Labwire: (1) enables clients to effectively manage drug testing programs over the Internet; (2) provides clients with secure and centralized, collection and analysis of highly confidential data produced by drug testing; and (3) allows for Web-enabled access to individual test results and other detailed compliance reports.  These revenues account for approximately 60% of Labwire’s revenues.  Through the implementation of Labwire’s technology, the Company anticipates evolving from a traditional TPA service provider to a leading substance abuse program application service provider (“ASP”).

As of the date of this registration statement, Labwire has secured the largest D.O.T. regulated contract (approximately $2.4 million) ever let in this industry with Laidlaw Transportation and is in discussions with a number of potential customers, including two Fortune 500 companies with which the Company expects to announce multi-year contracts representing approximately $2.5 million in additional annual revenues to the Company.

As of the date of this registration statement, we require approximately $100,000 per month to fund our recurring operations. This amount may increase as we expanding our sales and marketing efforts and continue to develop new products and services. Our cash needs are primarily attributable to funding sales and marketing efforts, strengthening technical and helpdesk support, expanding our development capabilities, and building administrative infrastructure, including costs and professional fees associated with being a public company. As of December 20, 2007, we have funded our working capital requirements from private placements of our Common Stock, as well as bridge note financings, aggregating approximately $1,134,000 since inception of Labwire, Inc.

To execute on our plan of growing through marketing efforts with strategic partners and through acquisitions we anticipate that the Company will need to seek approximately $1 million in capital over the next twelve (12) months for marketing and sales and potential acquisitions. The exact amount of funds raised, if any, will determine how aggressively we can grow and what additional projects we will be able to undertake. No assurance can be given that we will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to us.

Industry Overview

Over the last fifteen years, adoption of Workplace drug testing increased significantly, in large part due to the Drug-Free Workplace Act of 1988 and the United States Department of Transportation’s random drug testing requirement for certain employees.  Drug testing further benefited in the late 1980s and 1990s when the Supreme Court and other courts upheld the constitutionality of drug testing programs against challenges from labor organizations and civil liberties groups.  The Company believes that drug testing will continue to be a fixture in corporate America as it gives rise to the following short term and long term benefits:

•	Increased security as to employee’s true identity and previous work history;
•	Improved employee morale and productivity;
•
Cost savings and incentive programs offered by: (i) medical and screening services insurance carriers; (ii) property, casualty, and liability insurance carriers; and (iii) workers compensation insurance carriers;

•	Decreased legal costs and costs of hiring and training new employees; and
•	Fewer accidents and disciplinary actions.

Regrettably, the traditional service delivery model in the drug testing industry faces the following new challenges: (i) an increase in scrutiny by companies with regards to the performance of their drug testing programs in terms of cost efficiency and informational effectiveness; (ii) an increase in onsite drug testing products resulting in the loss of valuable data typically used to manage drug testing programs and to provide useful statistics on drug use trends; and (iii) an increase in the complex and rigorous reporting requirements of the DOT testing regime, the “gold standard” of drug testing.  Significantly, most TPA’s are too small to have the expertise and resources to effectively respond to these challenges.  As a result, the Company seeks to capitalize on Labwire as an affordable, easy to use, and effective solution for managing TPA activities.

Expenses

We intend to focus our resources on new hires in the sales, marketing and technical support areas of the Company; to support new server capacity in existing and new hosted facilities; public relations; continued development of marketing and sales collateral; technical infrastructure and equipment upgrades; and technical development.

We will incur operational costs associated with building out our hosting and technical infrastructure. This will include but is not limited to a significant increase in server capacity to manage the communications and data storage for our healthcare solutions as well as to manage an anticipated exponential increase in the number of students receiving course instruction for language learning.

Sales and marketing expenses will consist primarily of salaries and related expenses for our direct sales force and marketing personnel, commissions to independent sales staff, marketing programs and advertising campaigns. Management intends to use its experience and connections within the target industries to promote and market our products. We expect our sales and marketing expenses will increase materially when operations increase and we expand our product offerings and launch an international presence.

General and administrative expenses consist primarily of salaries and related expenses for finance and other administrative personnel, facilities, occupancy charges and professional fees.

We have incurred significant expenses from inception through September 30, 2007 primarily attributable to costs incurred to develop the platform for our services and fund operations until our monthly revenues exceed the monthly operating expenses. At September 30, 2007 our accumulated deficit was $473,000 (unaudited).  Since September 30, 2007, our monthly revenues have exceeded our monthly operating costs and the Company expects to continue to operate with a positive monthly operating cash flow.

Strategic Acquisitions

Occupational Testing, Inc.

On October 30, 2007, we acquired all of the outstanding stock of Occupational Testing, Inc. “(Occupational Testing”) in exchange for $120,000 in cash and a note payable for $480,000 due and payable in quarterly installments of $40,000 each plus accrued interest at rate of 1% over New York Prime, with the first installment plus accrued interest due on January 31, 2008.

Occupational Testing, a Gillette, Wyoming based corporation that is now a wholly owned subsidiary of the Company, provides a collection facility, pre-employment physicals, employee screening and other employment related services to companies.  Occupational Testing’s revenues for the nine months ended September 30, 2007 were $614,671 and for the fiscal year ended December 31, 2006 were $698,097. The results of Occupational Testing will be included in the Company’s financial statements from the date of acquisition.

Nine-Month Period Ended September 30, 2007 Compared to Nine-Month Period Ended September 30, 2006

Revenues

Revenues for the nine-month periods ended September 30, 2007 and 2006 were $3,529,956 and $2,735,907, respectively. Our revenues increased principally because the number of drug tests administered by the Company increased by approximately 29% during the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006.

General and Administrative Expenses

General and administrative expenses for the nine-month periods ended September 30, 2007 and 2006 were $ 402,066 and $447,242, respectively. The $45,176 decrease was primarily due to the Company’s ability to decrease its personnel and related cost by outsourcing its drug test procedures.

Operating Loss

Our operating income for the nine month period ended September 30, 2007 was $395,408 compared to an operating loss of ($9,123) for the nine-month period ended September 30, 2006. The $404,531 increase in income from the 2006 period to the 2007 period is attributed to a $343,919 increase in gross profit resulting from increase in test procedures performed  and a decrease of $60,612 in operating expenses, again reflecting the Company’s ability to increase its monthly drug testing services revenues and outsource these drug testing services to reduce payroll and general and administrative services.

Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 31, 2005

Revenues

Revenues for the years ended December 31, 2006 and 2005 were $3,701,742 and $2,665,364, respectively. Our revenues increased by $1,036,378 principally because the number of drug tests administered by the Company increased by 30% during the year ended December 31, 2006 as compared to the year ended December 31, 2005.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2006 and 2005 were $1,010,325 and $451,727, respectively. The $558,598 increase was primarily due to the increase in travel expenses related to the Company’s continued growth with national customers, an increase of approximately $250,000 in accounts receivable reserved and the computer system support for the Labwire software platform on which the Company expended $ 241,367 in 2006 compared to $124,597 in 2005.

Operating Income (Loss)

Our operating loss for the fiscal year ended December 31, 2006 was ($468,881) as compared to an operating income of $284,468 for the fiscal year ended December 31, 2005. The loss in 2006 occurred primarily as the result of a $129,622 decrease in gross profit and an increase in general and administrative expenses of $558,598 and an increase in payroll expenses of $121,558.  These increases in 2006 are due to marketing and sales expenses related to increasing the Company’s revenues from $2,665,364 in 2005 to $3,701,742 in 2006 and the increase in travel expenses related to the Company’s continued growth with national customers and the development of the Labwire software platform on which the Company expended $ 241,367 in 2006 compared to $124,597 in 2005.

Liquidity and Capital Resources

Our primary sources of liquidity until the second and third quarters of 2007 has been proceeds from private placements of our common stock, loans from shareholders and bank lines of credit. From the inception of the Company through September 30, 2007, we raised approximately $688,372 from private placements of our common stock to accredited investors.  The excess operating revenues in the quarters ended June 30, 2007 and September 30, 2007 has positioned the Company to provide its own operating capital for the Company’s operations and reduced the need to access outside capital sources.

As of September 30, 2007, we had cash and cash equivalents of $252,360. The largest uses of our funds are funding general and administrative expenses and salaries and related expenses.  As of September 30, 2007, we had total current liabilities of $1,161,229 and total current assets of $1,285,951, with our current assets exceeding our current liabilities by $124,722.

As of September 30, 2007, we had a $300,000 revolving line of credit of which $121,933 is outstanding and payable to Frost Bank at a floating rate of interest of prime plus 1%.  We have also funded operations through shareholder loans which totaled $180,435 at September 30, 2007, are payable on demand and bear interest at 1.71% to 4.5%.

We intend to meet our immediate capital needs from cash flow provided from operations.  Should the Company need capital in excess of that provided from operations to continue to grow its revenues internally or through strategic acquisitions, it will provide those needs by issuing additional debt or from private placements of its capital stock.   Raising of operating capital from debts or from the sale of capital stock will primarily be dependent upon prevailing market conditions and the demand for our products and services. No assurances can be given that we will be able to raise additional capital, when needed, or that such capital, if available, will be on terms acceptable to us. In the event we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.

The long-term success of our operations is dependent on our ability to (1) increase the deployment of our Labwire platform, (2) significantly increase our services revenue through increased drug and alcohol testing from the deployment of the Labwire platform, (3) increase our revenues from K-9 security services, (4) increase our revenues through training of client personnel in the administration of the drug and alcohol testing procedures.

Off-Balance sheet arrangements

We do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we have not entered into any derivative contracts nor do we have any synthetic leases.

Critical Accounting Polices

Impairment of Long-Lived Assets
We review long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with Statement of financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment for Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, impairment charge is recognized by the amount of the asset exceeds the fair value of the asset.

Fair Value of Financial Instruments
Management believes that the carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value due to the short-term nature of these instruments. The carrying amount of our long-term debt also approximates fair value, based on market quote values (where applicable) or discounted cash flow analyses.

Income Taxes
We account for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse. Valuation allowances are established when it is necessary to reduce deferred income tax assets to the amount, if any, expected to be realized in future years.

Net earnings (loss) per share
Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible notes in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue recognition
The Company’s revenues are derived principally from the sale of medical testing services to companies and individuals.  Revenue is recognized after the test services have been provided and there are no longer any material commitments to the customer.

Allowance for Uncollectible Receivables
The allowance for all probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at an estimate for the amount of accounts receivable that may ultimately be uncollectible. In circumstances where Labwire is aware of a specific customer’s inability to meet its financial obligations, Labwire records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables.

Capitalized Software Development Costs
Labwire capitalizes costs associated with developing software for internal use, which costs primarily include salaries of developers.  Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable.  Labwire ceases capitalization of development costs once the software has been substantially completed at the date of conversion and is ready for its intended use. The estimation of useful lives requires a significant amount of judgment related to matters, specifically, future changes in technology. The Company believes there have not been any events or circumstances that warrant revised estimates of useful lives.

Purchase Accounting
Labwire completed acquisitions in 2004 and the fourth quarter of 2007. The purchase method of accounting requires companies to assign values to assets and liabilities acquired based upon their fair values. In most instances, there is not a readily defined or listed market price for individual assets and liabilities acquired in connection with a business, including intangible assets. The determination of fair value for assets and liabilities in many instances requires a high degree of estimation. The valuation of intangibles assets, in particular, is very subjective.  Labwire generally uses internal cash flow models and, in certain instances, third party valuations in estimating fair values. The use of different valuation techniques and assumptions can change the amounts and useful lives assigned to the assets and liabilities acquired, including goodwill and other intangible assets and related amortization expense.

ITEM 3. DESCRIPTION OF PROPERTY

Labwire’s principal and sole office space is located at 14133 Memorial Drive, Suite 1, Houston, Texas 77079 where it occupies space in a small office building with approximately 3,456 square feet to provide for daily management operations.  Labwire is currently leasing its office space on a month-to-month basis at the rate of $4,760 per month. No renovations, improvements, or developments are required or anticipated on the above property.  We believe these existing facilities are in good condition and are adequate for our current needs.  Labwire carries both General Liability and renter’s loss coverage which management feels is adequate and prudent.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

a.
Security ownership of certain beneficial owners. The following table contains each person or group of people known by us to beneficially own more than 5% of our outstanding shares as of January 20, 2008.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership(2)	Percentage Owned(3)
Common Stock	Thomas Maring	12,000,000	8.55%
	Janet Kowalski	12,000,000	8.55%

(1)	Unless otherwise indicated the address of each beneficial owner is care of Labwire, Inc., 14133 Memorial Drive, Suite 1, Houston, Texas 77079.
(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power.

(3)	Percentage of ownership is based on 140,399,000 shares of our Common Stock outstanding on January 20, 2008.

b.
Security ownership of management. The following table contains certain information with respect to the beneficial ownership of the common stock as of January 20, 2008 by the following: (1) each named executive officer, (2) our director and (3) all of our executive officers and directors as a group.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership(2)	Percentage Owned(3)
Common Stock	G. Dexter Morris	72,000,000	51.28%
	Gary Butler	15,000.01%
	Charles Munson	15,000.01%
	Marlin Williford	0	0%
	John S.Maring	24,000,000	17.09%

All Officers and Director as a Group(5 Persons)		96,030,000	68.39%

(1)	Unless otherwise indicated the address of each of the executive officers and directors is care of Labwire, Inc., 14133 Memorial Drive, Suite 1, Houston, Texas 77079.
(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  Unless otherwise indicated, this column reflects amounts as to which the beneficial owner has sole voting power and sole investment power.

(3)	Percentage of ownership is based on 140,399,000 shares of our Common Stock outstanding on January 20, 2008.

c.	Changes in control. There are no arrangements which may result in a change in control of the small business issuer.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth our current directors, officers, and significant employees, their ages, and all offices and positions with our Company:

NAME	AGE	POSITION
Dexter Morris	63	Chief Executive Officer, President & Chairman
Charles Munson	38	Vice President – Client Services
Gary Butler	48	Vice President – Sales
Marlin Williford *	50	Chief Financial Officer
John S. Maring	70	Director
___________	__

* Marlin Williford is an independent contractor to the Company working in an officer role.

Biographical Information of Officers and Directors and Key Employees

The following is a biographical summary of our executive officers and directors:

G. Dexter Morris, CEO, President and Chairman. Mr. Morris has been our Chief Executive Officer, President and Chairman of the Board since the inception of the Company on October 8, 2004.  Before founding Labwire, Mr. Morris served as CEO, President and Chairman of Drug Intervention Services of America (“DISA”) from 1987 to 2004, which was one of the industry’s premier Third Party Administrators, which Mr. Morris grew to seven (7) offices and over one hundred (100) employees nationwide.  Mr. Morris has been involved in the drug testing industry since its inception.  He was one of the five (5) founding Members of the Substance Abuse Program Administrators Association (“SAPAA”) in 1989, the drug testing industry’s trade and lobbying arm.   Mr. Morris has developed a reputation as an expert on drug testing issues, including “the Drug Free Workplace Act of 1988”, the Department of Transportation (“D.O.T.”) drug testing regime [49 CFR, Part 40], and state regulation of drug testing.  He has written various training and educational texts on drug testing and compliance and has served as spokesman for the industry both nationally and internationally.  Mr. Morris is a pioneer in the development of non-DOT corporate drug testing policies and programs and the aggregation of workers data for large, disparate groups [consortia; oil & gas, contracting, etc.] utilizing data collection and analysis to enhance the cost-effectiveness of drug testing programs.  He has recently served as the United States’ representative to the First International Symposium on Workplace Drug Testing in 2005 in Sao Paulo and Rio De Janeiro, Brazil, which began to set international standards and credentials for drug testing worldwide.  Mr. Morris now voluntarily serves as the Chairman of the nonprofit International Organization for Drugfree Workplaces (“IODW”) and has spoken at many international conferences as many nations attempt to standardize drug testing rules allowing both multinational and local companies to reduce drug use in their workplaces.  Mr. Morris graduated from Texas Tech University with a bachelor’s degree in Business Administration where he has participated in a visiting professor program for several years.

Charles E. Munson, Vice President – Client Services.  Mr. Munson has been our Vice President – Client Services since the inception of the Company on October 8, 2004.  Before joining Labwire in 2004, Mr. Munson served in various management positions with Drug Intervention Services of America (“DISA”) from 1996 to 2004, which was one of the industry’s premier Third Party Administrators.  During his tenure at DISA, Mr. Munson streamlined the work processes of more than four (4) different departments, supervised the daily operations of over twenty (20) employees, as well as managed the program administration for over 30 clients, including some of the nation’s largest oil and gas corporations.  Mr. Munson’s experience combined with the Labwire platform allows Labwire to operate with the lowest operational cost per test in the industry.  Mr. Munson is a graduate of Texas A&M University with a bachelor’s degree in Psychology.

Gary Butler, Vice President – Sales.  Mr. Butler has been our Vice President – Sales since the inception of the Company on October 8, 2004.  Before joining Labwire in 2004, Mr. Butler served in various executive sales positions with Drug Intervention Services of America (“DISA”) from 1995 to 2004, which was one of the industry’s premier Third Party Administrators.  During his tenure at DISA, Mr. Butler personally sold in excess of $1 million annually and managed a complete sales and sales support organization numbering up to 16 individuals nationally.  Heavily experienced in the oil/gas and transportation industries, he has worked with clients such as Rental Services, Valero, Shell Oil, and Quality Carriers.  With his talent for mathematics and structure, Mr. Butler lobbied for and spearheaded Labwire’s successful campaign to become the first and only industry provider to earn the coveted ISO9001:2000 certification for process management in data storage and retrieval processes.  Mr. Butler graduated in 1981 from Louisiana College with a bachelor’s degree in Mathematics and in 1987 from Texas A&M Commerce with a master’s degree in Industrial Technology.

Marlin Williford, Vice President – Chief Financial Officer.  Mr. Williford has been our Vice President – Chief Financial Officer since November, 2007.   Mr. Williford also serves as President of CapNet Risks Management, Inc. since 2006, where he directs the activities of CapNet Risk Management and performs various CFO functions and acts as a principal in investment banking transactions.  Mr. Williford served as Chief Financial Officer and was a principal in Quality Signs, Inc., a commercial sign manufacturer in the South Texas area.  Mr. Williford served as President and a Principal in The Williford Group, Inc., a real estate acquisition, construction and service company in the South Texas area.  Mr. Williford graduated in 1979 from Lamar University with a Business Administration Degree in Finance with a minor in Economics.

John S. Maring, Director. Mr. Maring has served as a director of Labwire since the date of our inception on October 8, 2004. Mr. Maring is the Chairman of Cowlitz Bank and Director of Cowlitz Bancorporation, a community bank located in Longview, Washington with branches in Portland, Oregon and Bellevue, Washington.  Also, Mr. Maring serves as Chairman of the bank’s audit committee and on the compensation and governance committees.  Mr. Maring is Chairman of Marshall Christensen Foundation for higher education worldwide.  Mr. Maring is also General Partner of Endeavour, LP, a real estate and development company with substantial holdings in the Portland, Oregon area.  As a director of Labwire, Mr. Maring has been involved with the establishment of e-commerce systems and processes for the delivery of drug-testing products.  He is past Chairman of Marquam Farms Corporation and High Technology Solutions, which was a defense contractor located in San Diego, California.    Mr. Maring also works closely with financial community, arranging potential financing opportunities.  Possessing a depth of management skills and a breadth of experience with start-ups and entrepreneurial organizations, Mr. Maring is a critical member of Anakam, LLC’s Board of Directors.  Mr. Maring holds degrees in Chemistry and Business from Oregon State University.  He is a Director and a Founder of the Kazak-American University in Ust-Kamanogorsk, Kazakastan.  In 1996, Mr. Maring was awarded an Honorary Doctorate in Business Humanities from The Kazak-American University.

Board of Directors

We currently have 2 members of the board of directors. Our directors are appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. The Board of Directors of Labwire has determined that no member of Labwire’s Board of Directors is “independent” as that term is defined under the NASDAQ Marketplace Rules. Our bylaws permit up to 15 members of the board.

Committees of the Board of Directors

Pursuant to our amended and restated by-laws, our board of directors may establish committees of one or more directors from time-to-time, as it deems appropriate. Currently, the Board of Directors acts as the Audit Committee, and the Board has no separate committees.

ITEM 6.  EXECUTIVE COMPENSATION.

The following table sets forth the compensation awarded to, earned by or paid to our executive officers as a group or directors for all services rendered in all capacities for the fiscal years ended December 31, 2006 and 2005.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	Long-Term Compensation Awards	All Other Compensation

G. Dexter Morris,	2005	$146,000	-	-	-	-	-
CEO & Chairman	2006	$120,000	-	-	-	-	-
	2007(1)	$158,500	-	-	-	-	-

Gary Butler,	2005	$ -0-	-	-	-	-	-
Vice President – Sales	2006	$70,000	-	-	-	-	-
	2007(1)	$76,923	-	-	-	-	-

Thomas Maring,	2005	$ -0-	-	-	-	-	-
V P –Client Relations	2006	$68,000	-	-	-	-	-
	2007(1)	$73,950	-	-	-	-	-

Marlin Williford,	2005	$ -0-	-	-	-	-	-
VP – Chief Financial Officer *	2006	$ -0-	-	-	-	-	-
	2007(1)	$ -0-	-	-	-	-	-

* Mr. Williford is a consultant to the Company working in Officers’ roles.
(1)  Represents compensation for the nine months ended September 30, 2007.

We may hire additional executive officers and/or change the compensation paid to and benefits received by our current executive officers, as our Board of Directors deems advisable or necessary. To date, the Company’s Board of Directors has not adopted any retirement, pension, profit sharing or other similar programs for our executive officers.

Employment Agreements with Executive Officers

The Company does not have any employment agreements with its officers and employees. All employees serve at the pleasure of the Board of Directors and the Company.

Equity Incentive Plan

The Company has no equity incentive plan at this time.

Director Compensation

The Company’s Directors are not currently compensated for serving as a member of the Board of Directors.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company outsources its K-9 security services to, Labwire Security, Inc.,  a company 50% owned by G. Dexter Morris, Labwire, Inc.’s Chairman of the Board and President.  Labwire is paid a 5% commission for the K-9 security services that it refers to Labwire Security, Inc.  The commissions received by the Company have been less than 1% of the Company’s gross revenues.

Affiliate Investments

As of September 30, 2007, G. Dexter Morris, Chairman of our Board of Directors and President, had a loan of $53,236 to the Company.

As of September 30, 2007, John S. Maring, Director, had a loan of $60,756 to the Company.

Recent Compensatory Grants
  None

ITEM 8.  DESCRIPTION OF SECURITIES

Common Stock

We are authorized by our Certificate of Incorporation to issue an aggregate of One Hundred Fifty Million (150,000,000) shares of capital stock, of which all are shares of Common Stock, par value of $0.001 per share (the “Common Stock”). The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. All shares of Common Stock rank equally as to voting and all other matters. The shares of Common Stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not entitled to cumulative voting rights. Holders of our Common Stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends.

Preferred Stock

Our Articles of Incorporation do not authorize the issuance of Preferred Stock. There are presently no shares of preferred stock outstanding.

The Company has not effectuated a change of control, or an increase in its authorized common stock.  There are no past, pending or anticipated stock splits, stock dividends, recapitalizations, mergers, acquisitions, spin-off, or reorganizations.

Transfer Agent

The transfer agent and registrar for our Common Stock is Holliday Stock Transfer, Inc., 2939 N. 67th Place, Scottsdale, AZ, 85251.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future, we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, the control share law does not govern their shares.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations, and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

PART II

ITEM 1.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our Common Stock is quoted over-the-counter on the Pink Sheets, LLC (www.pinksheets.com) electronic quotation service for OTC securities under the trading symbol “LBWR,” but is not quoted on the NASD OTC Bulletin Board or NASDAQ, nor listed on any national or regional securities exchange.

The following table sets forth the range of the high and low bid prices by quarter as reported on the over-the-counter market since March 31, 2006.  Quotations from Pink Sheets LLC reflect inter-dealer prices without adjustments for retail markups, markdowns or conversions and may not represent actual transactions.

Quarter-End Date	Low Bid	High Bid
March 31, 2006	$.05	$.20
June 30, 2006	$.06	$.21
September 30, 2006	$.09	$.17
December 31, 2006	$.09	$.16
March 31, 2007	$.07	$.11
June 30, 2007	$.05	$.11
September 30, 2007	$.07	$.20
December 31, 2007	$.03	$.18

The Securities and Exchange Commission has adopted regulations, which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is currently a “penny stock” as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock.  In addition, the “penny stock” rules adopted by the SEC under the Exchange Act subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must provide, prior to effecting the transaction, their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

•	The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply,
•	The brokerage firm’s compensation for the trade, and
•	The compensation received by the brokerages firm’s salesperson for the trade.

In addition, the brokerage firm must send to the investor monthly account statement that gives an estimate of the value of each penny stock in the investor’s account, and a written statement of the investor’s financial situation and investment goals. These disclosure and other requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. The penny stock rules may discourage investor interest in and limit the marketability of our Common Stock.

Holders of our Common Stock

According to our transfer agent, Holliday Stock Transfer, Inc., as of December 20, 2007, there were 82 record holders of shares of our Common Stock and additional stockholders held shares in street name.

Dividends

Labwire has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the near future. It is our present intention to utilize all available funds for the development of our business.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any compensation plans under which equity securities were authorized to be issued as of the end of our last fiscal year.

ITEM 2.  LEGAL PROCEEDINGS

None

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

During the fiscal year ended December 31, 2006 and 2005, we engaged Moore & Associates, Chartered Accountants and Advisors as our principal accountant for the purposes of auditing our financial statements.  There are not and have not been any disagreements between the Company and our accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 4.  Recent Sales of Unregistered Securities

The Company has sold certain shares of stock for cash and has issued shares in exchange for services. The sale and issuance of the shares of stock were exempt from registration under the Securities Act of 1933, as amended, by virtue of section 4(2) and, in other cases, in accordance with Rule 701. Purchasers in transactions exempt under Section 4(2) purchased shares from the Company for investment and not with a view to distribution to the public.

On December 3, 2004, the Company purchased its wholly owned subsidiary Workplace Screening Services, Inc. from related parties, Dexter Morris – Chairman and CEO, John Maring – Director and Vice President, Thomas Maring and Janet Kowalski for 120,000,000 shares of restricted common stock valued at $120,000 and the assumption of $467,352 of liabilities.

In December of 2004, the Company sold 125,000 shares of this restricted common stock for $5,750, which the Company issued in private placements to accredited investors.

In the year ended December 31, 2005, the Company sold 16,107,330 shares in private placements to accredited investors for $178,828 in cash.

In the year ended December 31, 2006, the Company sold 4,177,670 shares in private placements to accredited investors for $307,205 in cash.

Each certificate issued for unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities. No underwriter participated in, nor did the Company pay any commissions or fees to any underwriter in connection with any of these transactions. None of the transactions involved a public offering. All of the persons below are sophisticated investors, are familiar with our business activities and were given full and complete access to any corporate information requested by them.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company’s bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with their service to the Company.

However, nothing in our charter or bylaws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

 Financial Statements

Labwire, Inc.
Table of Contents

Item 1.  Index to Financial Statements

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Labwire, Inc.

We have reviewed the accompanying balance sheet of Labwire, Inc. as of September 30, 2007, and the related statements of operations, retained earnings, and cash flows for the nine months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States).  All information included in these financial statements is the representation of the management of Labwire, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered
Las Vegas, Nevada
February 6, 2008

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Labwire Inc

We have audited the accompanying balance sheet of Labwire Inc as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows through December 31, 2006 and December 31, 2005. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Labwire Inc as of December 31, 2006 and 2005 and the results of its operations and its cash flows through December 31, 2006 and December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
September 6, 2007
Except Note 5 – September 13, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

LABWIRE, INC.
Balance Sheet
September 30, 2007, December 31, 2006 and December 31, 2005

	September 30,	December 31,
	2007	2006	2005
ASSETS	Unaudited
CURRENT ASSETS:
Cash and cash equivalents - interest bearing	$252,360	$108,346	$75,454
Accounts receivable, net of allowance for doubtful accounts of $111,660, $100,485 and $21,860 as of September 30, 2007, December 31, 2006 and 2005, respectively	1,028,825	732,544	917,055
Prepaid expenses	4,766	6,148	-
Total Current Assets	1,285,951	847,038	992,509

PROPERTY AND EQUIPMENT
Laboratory equipment	40,371	40,371	39,945
Vehicles	7,000	7,000	6,926
Office furniture and equipment	26,224	26,224	25,948
Software	61,496	-	-
Less: accumulated depreciation	(44,698)	(30,627)	(30,304)
Total Property and Equipment	90,393	42,968	42,515
TOTAL ASSETS	$1,376,344	$890,006	$1,035,024

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$834,558	$817,450	$711,562
Income taxes payable	24,303	6,008	4,840
Line of credit	121,933
Notes payable	180,435	246,600	324,445
Accrued interest payable	-	19,547	-
Total Current Liabilities	1,161,229	1,089,605	1,040,847

LONG-TERM LIABILITIES	-	-	-
TOTAL LIABILITIES	1,161,229	1,089,605	1,040,847

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock; $0.001par value; 150,000,000 shares authorized; 140,399,000 shares issued and outstanding at September 30, 2007, 140,399,000 shares at December 31, 2006 and 136,22,330 shares at December 31, 2005, respectively	140,399	140,399	136,232
Additional paid-in Capital	547,972	471,384	168,346
Accumulated deficit	(473,256)	(811,382)	(310,401)
Total Stockholders' Equity (Deficit)	215,115	(199,599)	(5,823)
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$1,376,344	$890,006	$1,035,024

The accompanying notes are an integral part of these financial statements.

F4

LABWIRE, INC.
Statement of Operations

	For the nine months ended September 30,		For the year ended December 31,
	2007	2006	2006	2005
	Unaudited	Unaudited

REVENUES	$3,529,956	$2,735,907	$3,701,742	$2,665,364
COST OF SALES	2,285,302	1,835,172	2,552,686	1,386,586
GROSS PROFIT	1,244,654	900,735	1,149,056	1,278,678

OPERATING EXPENSES:
General and administrative expenses	402,066	447,242	1,010,325	451,727
Bad debt expense	490	453	453	2,859
Advertising and marketing expense	2,938	3,015	9,780	63,803
Payroll expenses	443,752	459,148	597,379	475,821
Total Operating Expenses	849,246	909,858	1,617,937	994,210
OPERATING INCOME (LOSS)	395,408	(9,123)	(468,881)	284,468

OTHER INCOME (EXPENSES)
Interest expense	(25,197)	(16,119)	(26,078)	(11,752)
Total Other Income (Expenses)	(25,197)	(16,119)	(26,078)	(11,752)

NET INCOME (LOSS) BEFORE TAXES	370,211	(25,242)	(494,959)	272,716
INCOME TAX EXPENSE	32,086	6,022	6,022	4,840
NET INCOME (LOSS)	$338,125	$(31,264)	$(500,981)	$267,876
BASIC EARNINGS (LOSS) PER SHARE	$0	$0	$0	$0
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	140,399,000	138,072,330	138,315,665	128,178,665

The accompanying notes are an integral part of these financial statements.

LABWIRE, INC.
Statement of Stockholders’ Equity (Deficit)
Unuadited

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
DESCRIPTION	Shares	Amount ($)	Capital	Deficit	Equity (Deficit)

Balance , December 31, 2004	120,125,000	$ 120,125	$ 5,625	$ (578,277)	$ (452,527)
Common shares issued for cash	16,107,330	16,107	162,721	-	178,828
Net income for year ended December 31, 2005	-	-	-	267,876	267,876

Balance, December 31, 2005	136,232,33	136,232	168,346	(310,401)	(5,823)
Common shares issued for cash	4,166,670	4,167	303,038	-	307,205
Net loss for the year ended December 31, 2006	-	-	-	(500,981)	(500,981)
Balance, December 31, 2006	140,399,000	140,399	471,384	(811,382)	(199,599)

Common shares issued for cash			76,589		76,589
Net income for the nine months ended September 30, 2007	-	-	-	338,125	338,125

Balance, September 30, 2007	140,399,000	$140,399	$ 547,973	$(473,257)	$215,115

The accompanying notes are an integral part of these financial statements.

 LABWIRE, INC.
Statement of Cash Flows

	For the nine months ended September 30,		For the year ended December 31,
	2007	2006	2006	2005
	unaudited	unaudited

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$338,125	$(31,264)	$(500,981)	$267,876
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	14,071	11,462	16,022	12,592
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable	(296,281)	57,935	184,511	(868,173)
(Increase) decrease in prepaid expenses	1,382	-	(6,148)	(250)

Increase (decrease) in accounts payable and accrued expenses	17,109	(53,114)	113,757	496,566
Increase (decrease) in accrued interest payable	(19,547)	-	-	-
Increase (decrease) in income tax payable	18,295	1,169	-	-
Net Cash Used in Operating Activities	73,154	(13,812)	(192,839)	(111,389)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(61,496)	(1,987)	(16,474)	(4,750)
Net Cash Used by Investing Activities	(61,496)	(1,987)	(16,474)	(4,750)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of notes payable	(66,165)	(59,890)	(65,000)	-
Increase in bank line of credit	121,933	-	-	-
Sale of common stock for cash	76,588	279,717	307,205	178,828
Net Cash Provided by Financing Activities	132,356	219,827	242,205	178,828

NET INCREASE IN CASH	144,014	204,028	32,892	62,689

CASH AT BEGINNING OF PERIOD	108,346	75,454	75,454	12,765

CASH AT END OF PERIOD	$252,360	$279,482	$108,346	$75,454

CASH PAID FOR:
Interest	$3,666	$-	$19,378	$4,598
Income Taxes	$6,022	$-	$4,840	$-

The accompanying notes are an integral part of these financial statements.

Labwire, Inc.
Notes to Consolidated Financial Statements
References to September 30, 2007 are Unaudited

1. Summary of Significant Accounting Policies

Nature of Operations - The Company was incorporated in Nevada on October 8, 2004 as Labwire, Inc. (referred to herein as "the Company"). The Company was established as a an employee screening company specializing in drug testing and background investigations with a client base of large US and European corporations which provides compliance services for Department Of Transportation (49cfr part 40) and Security and Exchange Commission  (Fair Credit Reporting Act) governed programs.

Unaudited Interim Results - The accompanying unaudited interim balance sheet as of September 30, 2007, the statements of operations and cash flows for the nine months ended September 30, 2007 and 2006 and the statement of stockholders’ deficit for the nine months ended September 30, 2007 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Company’s financial position as of September 30, 2007 and results of operations and cash flows for the nine months ended September 30, 2007 and 2006. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007 or for any other interim period or for any other future year.

Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. Significant accounting principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows are summarized below.

Cash and Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of ninety days or less, to be cash equivalents.

Accounts Receivable - The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of accounts receivable outstanding and the Company's prior history of uncollectible accounts receivable.

Fair Value of Financial Instruments - The Company's financial instruments includes accounts receivable, accounts payable, notes payable and long-term debt. The fair market value of accounts receivable and accounts payable approximate their carrying values because their maturities are generally less than one year. Long-term notes receivable and debt obligations are estimated to approximate their carrying values based upon their stated interest rates.

Impairment of Long-Lived Assets - The Company reviews long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with Statement of financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment for Disposal of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount of the asset exceeds the fair value of the asset.

Property and equipment - Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided primarily by the straight-line method over the estimated useful lives of the related assets generally of five to seven years.

Income Taxes -The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce the deferred tax assets to the amount expected to be realized. Income tax expense is payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Labwire, Inc.
 Notes to the Consolidated Financial Statements
References to September 30, 2007 are Unaudited

1. Summary of Significant Accounting Policies - Continued

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – The Company’s revenues are derived principally from the sale of medical testing services to companies and individuals.  Revenue is recognized after the test services have been provided and there are no longer any material commitments to the customer.

Allowance for Uncollectible Receivables
The allowance for all probable uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write-off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at an estimate for the amount of accounts receivable that may ultimately be uncollectible. In circumstances where Labwire is aware of a specific customer’s inability to meet its financial obligations, Labwire records a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount it reasonably believes will be collected. This analysis requires making significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables.

Capitalized Software Development Costs
Labwire capitalizes costs associated with developing software for internal use, which costs primarily include salaries of developers.  Direct costs incurred in the development of software are capitalized once the preliminary project stage is completed, management has committed to funding the project and completion and use of the software for its intended purpose are probable.  Labwire ceases capitalization of development costs once the software has been substantially completed at the date of conversion and is ready for its intended use. The estimation of useful lives requires a significant amount of judgment related to matters, specifically, future changes in technology. The Company believes there have not been any events or circumstances that warrant revised estimates of useful lives.

Purchase Accounting
Labwire completed acquisitions in 2004 and in the fourth quarter of 2007. The purchase method of accounting requires companies to assign values to assets and liabilities acquired based upon their fair values. In most instances, there is not a readily defined or listed market price for individual assets and liabilities acquired in connection with a business, including intangible assets. The determination of fair value for assets and liabilities in many instances requires a high degree of estimation. The valuation of intangibles assets, in particular, is very subjective.  Labwire generally uses internal cash flow models and, in certain instances, third party valuations in estimating fair values. The use of different valuation techniques and assumptions can change the amounts and useful lives assigned to the assets and liabilities acquired, including goodwill and other intangible assets and related amortization expense.

Advertising Costs - Advertising costs are reported in selling, general and administrative expenses and include advertising, marketing and promotional programs. As of September 30, 2007 and December 31, 2006 and 2005, all of these costs were charged to expenses in the period or year in which incurred. Advertising costs for the nine months ended September 30, 2007 and for years ended December 31, 2006 and 2005 were $2,688, $9,550 and $8,610, respectively.

Stock Options - The Company accounts for stock options issued to employees in accordance with APB No.25.
The Company has elected to adopt the disclosure requirements of SFAS No.123 "Accounting for Stock-based Compensation". This statement requires that the Company provide proforma information regarding net income (loss) and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in SFAS No. 123. Additionally, SFAS No. 123 generally requires that the Company record options issued to non-employees, based on the fair value of the options.

Labwire, Inc.
 Notes to the Consolidated Financial Statements
References to September 30, 2007 are Unaudited

1. Summary of Significant Accounting Policies - Continued

Income Taxes - The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse. Valuation allowances are established when it is necessary to reduce deferred income tax assets to the amount, if any, expected to be realized in future years.

Net earnings (loss) per share - Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible notes in the weighted-average number of common shares outstanding for a period, if dilutive. During the years ended December 31, 2006 and 2005 and the nine months ended September 30, 2007 and 2006, there were no dilutive securities.  The computation of earnings (loss) per share is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005
Net Income (Loss)	$338,125	$ (31,264)	$ (500,981)	$ 267,876
Weighted average shares outstanding	140,399,000	138,072,330	138,315,665	128,178,665
Basic Earnings (Loss) per share	$ 0.00	$ (0.00)	$ (0.00)	$ 0.00

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R" ("SFAS 158"). SFAS 158 requires employers that sponsor defined benefit pension and postretirement plans to recognize previously unrecognized actuarial losses and prior service costs in the statement of financial position and to recognize future changes in these amounts in the year in which changes occur through comprehensive income. As a result, the statement of financial position will reflect funded status of those plans as an asset or liability. Additionally, employers are required to measure the funded status of a plan as of the date of their year-end statements of financial position and provide additional disclosures. SFAS 158 is effective for financial statements issued for fiscal years ending after December 15, 2006 for companies whose securities are publicly traded. The Company does not expect the adoption of SFAS 158 to have a significant effect on its financial position or results of operation.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board  issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB   Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

Labwire, Inc.
 Notes to the Consolidated Financial Statements
References to September 30, 2007 are Unaudited

Recent Accounting Pronouncements (Continued)

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140" ("SFAS 155"), to (a) permit fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b)clarify which interest-only strip and principal-only strip are not subject to the requirements of Statement 133, (c) establish a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarify that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e)amend Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for financial statements for fiscal years beginning after September 15, 2006. Earlier adoption of SFAS 155 is permitted as of the beginning of an entity's fiscal year, provided the entity has not yet issued any financial statements for that fiscal year. Management believes SFAS 155 will have no impact on the financial statements of the Company once adopted.

2.  Line of credit

On February 13, 2007, the Company established a $300,000 revolving line of credit with Frost Bank that matures on February 13, 2008.  The interest rate on the outstanding balance of the revolving line of credit is a floating prime plus 1% and is due on the 24th of each month.  The principal balance owing by the Company at September 30, 2007 was $121,933 and accrued interest payable was $-0-.

3.  Notes payable

As of September 20, 2007, December 31, 2006 and December 31, 2005, the Company had notes payable of $180,435, $246,600 and $246,600, respectively.  The notes payable bear interest at 1.71% to 4.5% per annum, are unsecured and due upon demand.

Labwire, Inc.
Notes to the Consolidated Financial Statements
References to September 30, 2007 are Unaudited

4. Stockholders’ Equity

The  Company's  capital  structure is not complex.  The Company is authorized to issue 150,000,000 shares of common stock with a par value of $.001 per share.  The Company had 140,399,000 shares issued and outstanding at September 30, 2007, December 31, 2006 and 2005, respectively.

On December 3, 2004, the Company purchased its wholly owned subsidiary Workplace Screening Services, Inc. from related parties, Dexter Morris – Chairman and CEO, John Maring – Director and Vice President, Thomas Maring and Janet Kowalski for 120,000,000 shares of restricted common stock valued at $120,000 and the assumption of $467,352 of liabilities.

In December of 2004, the Company sold 125,000 shares of this restricted common stock for $5,750, which the Company issued in private placements to accredited investors.

In the year ended December 31, 2005, the Company sold 16,107,330 shares in private placements to accredited investors for $178,828 in cash.

In the year ended December 31, 2006, the Company sold 4,177,670 shares in private placements to accredited investors for $307,205 in cash.

5. Income Taxes

There is no provision for income taxes since the Company has incurred net operating losses. Income taxes at the federal statutory rate is reconciled to the Company's actual income taxes as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005

Federal income tax benefit at statutory rate (34%)	$125,871	$(8,582)	$(168,286)	$92,723

Net operating loss carryover	(93,785)	14,604	174,284	(88,243)

Deferred income tax valuation allowance	-	-	-	-
	$ 32,086	$ 6,022	$6,022	$4,480

The Company's deferred tax assets are as follows:

Net operating loss carryforward	$114,963	$8,582	$168,286	$105,536
Valuation allowance	(114,963)	(8,582)	(168,286)	(105,536)
	$ -	$ -	$-	$-

At September 30, 2007, the Company has net operating loss carry forwards of approximately $465,000 which may be available to offset future taxable income through 2026.

Labwire, Inc.
Notes to the Consolidated Financial Statements
References to September 30, 2007 are Unaudited

6.   RELATED PARTY TRANSACTIONS

On December 3, 2004, the Company purchased its wholly owned subsidiary Workplace Screening Services, Inc. from related parties, Dexter Morris – Chairman and CEO, John Maring – Director and Vice President, Thomas Maring and Janet Kowalski for 120,000,000 shares of restricted common stock valued at $120,000 and the assumption of $467,352 of liabilities.

As of  September  30,  2007,  these  loans and  advances,  which bear interest at 1.71% and are unsecured,  aggregated $159,985,  plus accrued and unpaid interest of $20,450,  and are  reflected  in "Loans and  advances  from  related party" and "Accrued interest,  related party" on the accompanying balance sheet.  For the nine months ended  September 30, 2007,  and the years ended December 31, 2006 and 2005, interest expense of $14,376,  $30,393, $23,199,  respectively, has been reflected in the accompanying statements of operations.

7. Going Concern

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a deficit in stockholders’ equity and incurred losses from operations which have resulted in an accumulated deficit of $811,382 at December 31, 2006, which together raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. Subsequent to the year end the Company’s revenue and commissions from its medical testing services have increased to more than cover operating its operating expenses. The Company has realized operating profits in 2007 sufficient to remove the substantial doubt as to its ability to continue as a going concern.

8. Subsequent Event

On October 30, 2007, we acquired all of the outstanding stock of Occupational Testing, Inc. “(Occupational Testing”) in exchange for $120,000 in cash and a note payable for $480,000 due and payable in quarterly installments of $40,000 each plus accrued interest at 1% over New York Prime, with the first payment due on January 31, 2008.  Occupational Testing’s revenues for the nine months ended September 30, 2007 were $614,671 and for the fiscal year ended December 31, 2006 were $698,097. The results of Occupational Testing will be included in the Company’s financial statements from the date of acquisition.

Part III

INDEX TO EXHIBITS

The following exhibits are included as part of this Form 10. References to "the Company" in this Exhibit List mean Labwire, Inc., a Nevada corporation.

Exhibit Number	Description
3.1	Articles of Incorporation of Labwire, Inc., dated October 8, 2004
3.2	Nevada Secretary of State Certificate
3.3	By-laws of Labwire, Inc.
14.1	Code of Ethics
15.1	Letter on Unaudited Interim Financial Information
23.1	Consent of Auditor

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

LABWIRE, INC.

February 13, 2008

/s/G. Dexter Morris	/s/ Marlin Williford
Name: G. Dexter Morris	Name: Marlin Williford
Title: Chief Executive Officer and Director	Title: Chief Financial Officer

EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
LABWIRE, INC.

The undersigned subscriber to these Articles of Incorporation hereby forms a corporation under the Nevada Business Corporations Act pursuant to NRS 78.

ARTICLE I
Name of Corporation
-------------------

The name of the corporation is:

Labwire, Inc.

ARTICLE II
Commencement of Business
------------------------

The existence of the corporation will commence on the date of filing of these Articles of Incorporation.

ARTICLE III
Purpose
-------

This corporation may engage in any activity or business permitted under the laws of the United States and the State of Nevada.

ARTICLE IV
Capital Stock
-------------

         The maximum number of shares of stock that the corporation is authorized to have outstanding at any one time is one hundred fifty million (150,000,000) shares of Common Stock, par value $.001 per share. The consideration to be paid for each share shall be fixed by the board of directors, and such consideration may consist of any intangible or tangible property or benefit to the corporation, with a value, in the judgment of the board of directors, deemed appropriate.

ARTICLE V
Term of Existence
-----------------

This corporation is to exist perpetually.

ARTICLE VI
Principal Place of Business

         The initial street address of the principal office of this corporation is 318 North Carson Street, #208, Carson City, Nevada  89701. The Board of Directors may, from time to time, move the principal office to any other address.

ARTICLE VII
Incorporator
------------

The name and street address of the incorporator is:

Name	Address
Deborah A. Cooke	318 North Carson Street #208 Carson City, Nevada 89701

         The incorporator of this corporation assigns to this corporation his rights under Nevada Statutes, to constitute a corporation, and he assigns to those persons designated by the board of directors any rights he may have as incorporator to acquire any of the capital stock of this corporation, this assignment becoming effective on the date corporate existence begins.

ARTICLE VIII
Initial Board of Directors
--------------------------

The corporation shall have one (1) director initially. The name and address of the initial director is as follows:

Name	Address
Dexter Morris	318 North Carson Street #208 Carson City, Nevada 89701

ARTICLE IX
Initial Registered Office and
-----------------------------
Registered Agent

         The initial designation of the registered office of this corporation is Paracorp Incorporated, 318 North Carson Street  #208, Carson City, Nevada 89701.

ARTICLE X
Amendments
----------

These Articles of Incorporation may be amended in the manner provided by law.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand and seal this 8th day of October, 2004.

/s/  Deborah A. Cooke
-----------------------------------
Deborah A. Cooke,
Incorporator

Exhibit 3.1

EXHIBIT 3.2

SECRETARY OF STATE
(seal)
STATE OF NEVADA

CORPORATE CHARTER

I, Dean Heller, the duly elected and qualified Nevada Secretary of State, do hereby certify that LABWIRE, INC., did on October 8, 2004, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto
set my Hand and affixed the Great
Seal of State, at my office on
October 8, 2004.

(Seal)
/s/ Dean Heller
-----------------------------------
DEAN HELLER
Secretary of State

Exhibit 3.2

EXHIBIT 3.3

BYLAWS

OF

LABWIRE, INC.
A Nevada Corporation

ARTICLE ONE
OFFICES

         Section 1.1 Registered Office – The registered office of this corporation shall be in the County of Carson, State of Nevada.

 Section 1.2 Other Offices – The corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE TWO
MEETINGS OF SHAREHOLDERS

           Section 2.1.  Place – all annual meetings of the stockholders shall be held at the registered office of the corporation or at such other place within or without the State of Nevada as the directors shall determine.  Special meetings of the stockholders may be held at such time and place within or without the State of Nevada as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

  Section 2.2. Annual Meeting. The annual meeting of the shareholders, commencing with the year 2005, shall be held on the first day of November each year if not a legal holiday and, if a legal holiday, then on the next secular day following, or at such other time as may be set by the Board of Directors from time to time, at which the stockholders shall elect by vote of Board of Directors and transact such other business as my properly be brought before the meeting.

         Section 2.3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President or the Secretary by resolution of the Board of Directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.  Such request shall state the purpose of the purposed meeting.

         Section 2.4. Notice of Meetings – Notices of meetings shall be in writing and signed by the President or Vice President or the Secretary or an Assistant Secretary or by such other person or persons as the directors shall designate.  Such notice shall state the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten or more than sixty days before the meeting, either personally or by first-class mail, by or at the direction of the Chairman of the Board, the President, the Secretary, or the officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.  Personal delivery of any such notice to any officer of a corporation or association or to any member of a partnership shall constitute delivery of such notice to such notice of and prior to the holding of the meeting it shall not be necessary to deliver or mail notice of the meeting to the transferee.

         Section 2.5. Purpose of Meetings – Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

         Section 2.6. Quorum – The Holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

         Section 2.7. Voting - When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to elect directors or to decide any questions brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Article of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

 Section 2.8.  Share Voting – Each stockholder of record of the corporation shall be entitled at each meeting of stockholders to one vote for each share of stock standing in his name on the books of the corporation.  Upon the demand of any stockholder, the vote for directors and the vote upon any question before the meeting shall be by ballot.

 Section 2.9.  Proxy – At the meeting of the stockholders any stockholder may be presented and vote by a proxy or proxies appointed by an instrument in writing.  In the event that any such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide.  No proxy or power of attorney to vote shall be used to vote at a meeting of the stockholders unless it shall have been filed with the secretary of the meeting when required by the inspectors of election.  All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the inspectors of election who shall be appointed by the Board of Directors, or if not so appointed, then by the presiding officer of the meeting.

 Section 2.10. Written Consent in Lieu of Meeting – Any action which may be taken by the vote of the stockholders at a meeting may be taken without a meeting if authorized by the written consent of the stockholders holing at least a majority of the voting power, unless the provisions of the statutes or of the Articles of Incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

ARTICLE THREE
DIRECTORS

         Section 3.1. Powers – The business of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

 Section 3.2. Number of Directors – the number of directors which shall constitute the whole board shall be one (1).  The number of directors may from time to time be increased or decreased to not less than one nor more than fifteen by action of the Board of Directors.  The directors shall be elected at the annual meeting of the stockholders and except as provided in Section 2 of this Article, each director elected shall hold office until his successor is elected and qualified.  Directors need not be stockholders.

 Section 3.3 Vacancies – Vacancies in the Board of Directors, including those caused by an increase in the number directors, may be filled by a majority of the remaining directors, though less than an quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the stockholders.  The holders of a two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the directors by vote at a meeting call for such purpose or by a written statement filed with the secretary or, in his absence, with any other officer.  Such removal shall be effective immediately, even if successors are not elected simultaneously and vacancies on the Board of Directors resulting there from shall be filled only by the stockholders.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any directors, or if the authorized number of directors be increased, or if the stockholders fail at any annual or special meeting of stockholders at which any director or directors are elected to elect the full authorized number of directors to be voted for at that meeting.

The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.  If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board or the stockholders shall have power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

ARTICLE FOUR
MEETING OF THE BOARD OF DIRECTORS

 Section 4.1. Place – Regular meetings of the Board of Directors shall be held at any place within or without the State which has been designated from time to time by resolution of the Board or by written consent of all members of the Board.  In the absence of such designation, regular meetings shall be held at the registered office of the corporation.  Special meetings of the Board may be held either at a place so designated or at the registered office.

 Section 4.2. First Meeting – The first meeting of each newly elected Board of Directors shall be immediately following the adjournment of the meeting of stockholders and at the place thereof.  No notice of such meeting shall be necessary to the directors in order legally to constitute the meeting, provided a quorum be present.  In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

 Section 4.3. Regular Meetings – Regular meetings of the Board of Directors may be held without call or notice at such time and at such place as shall from time to time be fixed and determined by the Board of Directors.

 Section 4.4. Special Meetings -  Special meetings of the Board of Directors may be called by the Chairman or the President or by any Vice-President or by any two directors.

Written consent of the time and place of special meetings shall be delivered personally to each director, or sent to each director by mail or by other form of written communication, charges prepaid, addressed to him at his address as it is shown upon the records or if not readily ascertainable, at the place in which the meetings of the directors are regularly held.  In case such notice is mailed or telegraphed, it shall be deposited in the United States mail or delivered to the telegraph company at least forty-eight (48) hours prior to the time of the holding of the meeting.  In case such notice is delivered as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of holding of the meeting.  Such mailing, telegraphing or delivery as above provided shall be due, legal and personal notice to such director.

 Section 4.5. Notice – Notice of the time and place of holding an adjourned meeting need not be given to the absent directors if the time and place be fixed at the meeting adjourned.

 Section 4.6. Waiver – The transactions of any meeting of the Board of Directors, however, called and noticed or wherever held, shall be as valid as though had a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof.  All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

 Section 4.7. Quorum – A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Articles of Incorporation.  Any action of a majority, although not at a regularly called meeting, and the record thereof, if assented to in writing by all of the other members of the Board shall be as valid and effective in all respects as if passed by the Board in regular meeting.
Section 1.1 Registered Office – The registered office of this corporation shall be in the County of Carson, State of Nevada.

 Section 4.8. Adjournment – A quorum of the directors may adjourn any directors meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum, a majority of the directors present at any directors meeting, either regular or special, may adjourn from time to time until the time fixed for the next meeting of the Board.

ARTICLE FIVE
COMMITTEES OF DIRECTORS

 Section 5.1. Power to Designate – The Board of Directors may, by resolution adopted by a majority of whole Board, designate one or more committees of the Board of Directors, each committee to consist of one or more of the directors of the corporation which, to the extent provided in the resolution, shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the corporation and may have power to authorize the seal of the corporation to be affixed to all papers which may require it.  Such committees shall have such name or names as may be determined from time to time by the Board of Directors.  The members of any such committee present at any meeting and not disqualified from noting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  At meetings of such committees, a majority of the members or alternate members shall constitute a quorum for the transaction of business, and the act of a majority of the members or alternate members at any meeting at which there is a quorum shall be the act of the committee.

 Section 5.2. Regular Minutes – The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors.

 Section 5.3.  Written Consent – Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

ARTICLE SIX
COMPENSATION OF DIRECTORS

 Section 6.1.  Compensation – The directors may be paid their expenses of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director.  No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation there for.  Members of special or standing committee may be allowed like reimbursement and compensation for attending committee meetings.

ARTICLE SEVEN
NOTICES

 Section 7.1. Notice – Notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation.  Notice by mail shall be deemed to be given at the time when the same shall be mailed.  Notice to directors may also be given by telegram.

 Section 7.2. Consent – Whenever all parties entitled to vote at any meeting, whether of directors or stockholders, consent, either by a writing on the records of the meeting or filed with the secretary, or by presence at such meeting and oral consent entered on the minutes, or by taking part in the deliberations at such meeting without objection, the doings of such meetings shall be as valid as if they had occurred at a meeting regularly called and noticed, and at such meeting any business may be transacted which is not excepted from written consent or to the consideration of which no objection for want of notice is made at the time, and if any meeting be irregular for want of notice or of such consent, provided a quorum was present at such a meeting, the proceedings of said meeting may be ratified and approved and rendered likewise valid and the irregularity of defect therein waived by a writing signed by all parties having the right to vote at such meeting; and such consent or approval of stockholders may be by proxy or attorney, but all such proxies and powers of attorney must be in writing.

 Section 7.3. Waiver of Notice – Whenever any notice whatsoever is required to be given under the provisions of the statutes, of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time sated therein, shall be deemed equivalent thereto.

ARTICLE EIGHT
OFFICERS

 Section 8.1. Appointment of Officers – The officers of the corporation shall be chosen by the Board of Directors and shall be President, a Secretary and a Treasurer.  Any person may hold two or more offices.

 Section 8.2. Time of Appointment – The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chairman of the Board who shall be a director, and shall choose a President, a Secretary and a Treasurer, none of whom need to be directors.

 Section 8.3. Additional Officers – The Board of Directors may appoint a Vice-Chairman of the Board, Vice-Presidents and one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time to by the Board of Directors.

 Section 8.4. Salaries – The salaries and compensation of all officers of the corporation shall be fixed by the Board of Directors.

 Section 8.5. Vacancies – The officers of the corporation shall hold office at the pleasure of the Board of Directors.  Any officer elected or appointed by the Board of Directors.  Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors.

 Section 8.6. Chairman of the Board – The Chairman of the Board of Directors shall preside at meetings of the stockholders and the Board of Directors, and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 8.7. Vice-Chairman – The Vice-Chairman shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties as the Board of Directors may from time to time prescribe.

 Section 8.8. President – The President shall be the chief executive officer of the corporation and shall have active management of the business of the corporation.  He shall execute on behalf of the corporation all instruments requiring such execution except to the extent the signing and execution thereof shall be expressly designated by the Board of Directors to some other officer or agent of the corporation.

 Section 8.9. Vice-President – The Vice-President shall act under the direction of the President and in the absence or disability of the President shall perform the duties and exercise the powers of the President.  They shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe.  The Board of Directors may designate one or more Executive Vice-Presidents or may otherwise specify the order of seniority of the Vice-Presidents.  The duties and powers of the President shall descend to the Vice-Presidents

 Section 8.10. Secretary – The Secretary act under the direction of the President.  Subject to the direction of the President he shall attend all meetings of the Board of Directors and all meetings of the stockholders and record the proceedings.  He shall perform like duties for the standing committees when required.  He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the President or the Board of Directors.

 Section 8.11. Assistant Secretary – The Assistant Secretaries shall act under the direction of the President.  In order of their seniority, unless otherwise determined by the President or the Board of Directors, they shall, in the absence or disability of the Secretary, perform such other duties and exercise the powers of the Secretary.  They shall perform such other duties as may be prescribed by the President or the Board of Directors.

 Section 8.12. Treasurer – The Treasurer shall act under the direction of the President.  Subject to the direction of the President he shall have custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.  He shall disburse the funds of the corporation as may be ordered by the President or the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

 Section 8.13. Surety – If required by the Board of Directors, he shall give the corporation a bond in such sum surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

 Section 8.14. Assistant Treasurer – the Assistant Treasurers in the order of their seniority, unless otherwise determined by the President or the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer.  They shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe.

ARTICLE NINE
CERTIFICATES OF STOCK

 Section 9.1.  Share Certificates – Every stockholder shall be entitled to have a certificate signed by the President or a Vice-President and the Treasurer or an Assistant Treasurer, or the Secretary of the corporation, certifying the number of shares owned by him in the corporation.  If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of certificates which the corporation shall issue to represent such stock.

 Section 9.2. Transfer Agents – If a certificate is signed (a) by a transfer agent other than the corporation or its employees, or (b) by a registrar other than the corporation or its employees, the signature of the officers of the corporation may be facsimiles.  In case any officers who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer before such certificate is issued, such certificate may be issued with the same effect as though the person had not ceased to be such officer.  The seal of the corporation, or a facsimile thereof, may, but need not be, affixed to certificates of stock.

 Section 9.3.  Lost or Stolen Certificates – The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed upon the making of an affidavit to that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

 Section 9.4.  Share Transfers – Upon surrender to the corporation or the transfer agent of the corporation of  a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation, if it is satisfied that all provisions of the laws and regulations applicable to the corporation regarding transfer and ownership of shares have been complied with, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

 Section 9.5.  Voting Shareholder – The Board of Directors may fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purpose, as a record date for determination of the stockholders entitled to receive payment of any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to give such consent, and such case, such stockholders, and only such stockholders, as shall be stockholder of record on the date so fixed, shall be entitled to notice of and to vote at such meeting, or any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to five such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record dated fixed as aforesaid.

 Section 9.6.  Shareholders Record – The corporation shall be entitled to recognize the person registered on its books as the owner of shares to be the exclusive owner for all purposes including voting and dividends, and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided in the laws of Nevada.

ARTICLE TEN
GENERAL PROVISIONS

 Section 10.1.  Dividends - The Board of Directors of this Corporation, subject to the provisions of the Articles of Incorporation, may, from time to time, declare at any regular or special meeting, and the Corporation may pay, dividends on its shares in cash, property or its own shares, except when the Corporation is insolvent, when the payment thereof would render the Corporation insolvent.

 Section 10.2.  Reserves – Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends or for repairing or maintaining any property of the corporation or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

 Section 10.3  Checks – All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

 Section 10.4.  Fiscal Year – The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

 Section 10.5.  Corporate Seal – The corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the Board of Directors.  If a corporate seal is adopted, it shall have inscribed thereon the name of the Corporation and the words “Corporate Seal” and “Nevada”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE ELEVEN
INDEMNIFICATION

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person  Such right of indemnification shall be exclusive of any other right which such directors, officer or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

ARTICLE TWELVE
AMENDMENTS

 Section 12.1.  By Shareholder – The Bylaws may be amended by a majority vote of all the stock issued and outstanding and entitled to vote at any annual or special meeting of the  stockholders, provided notice of intention to amend shall have been contained in the notice of the meeting.

 Section 12.2.  By Board of Directors – The Board of Directors by a majority vote of the whole Board at any meeting may amend these Bylaws, including Bylaws adopted by the stockholders, but the stockholders may from time to time specify particular provisions of the Bylaws which shall not be amended by the Board of Directors.

APPROVED AND ADOPTED, THIS 15th day of October, 2004.

_/s/Dexter Morris_____________
Secretary

Exhibit 3.3

Exhibit 14.1

LABWIRE, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The conduct of Senior Financial Officers shall be governed by this Code of Ethics, pursuant to Section 406 of the Sarbanes-Oxley Act, in order to deter wrongdoing and to promote:

-	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

-	Full, fair, accurate, timely and understandable disclosure in reports and documents that company files with, or submits to, the Commission and in other public communications made by the Company;

-	Compliance with applicable governmental laws, rules and regulations;

-	The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

-	Accountability for adherence to the Code.

1.	The Chief Executive Officer, the Chief Financial Officer, the Controller, and other senior officers performing financial management functions shall maintain the highest standards in performing their duties.

Federal law requires the Company to set forth guidelines pursuant to which the principal executive officer and senior financial management employee perform their duties. Employees subject to this requirement include the chief executive officer, the chief financial officer, controller or chief accounting officer, and any person who performs similar functions. However, the Company expects that all employees who participate in the preparation of any part of the Company's financial statements should follow these guidelines:

-	Act with honesty and integrity, avoiding violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

-
Disclose to the Governance Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.

-	Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

-	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports.

-	Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

-	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

-
Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

-	Maintain skills important and relevant to the Company's needs.

-	Proactively promote ethical behavior among peers in your work environment.

-	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

-	Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

2.    All known or suspected violations of the Code of Ethics shall be reported to the Governance Compliance Officer.

The Corporate Secretary and Governance Compliance Officer will maintain a record of violations of the Code that are reported and of the disposition of each violation. The Company will maintain if the employee so desires, the anonymity of the employee and the confidentiality of the information that is reported. However, in order to conduct an effective investigation, it may not be possible to maintain confidentiality and anonymity.

3.    Senior Financial Officers should assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning matters described in:

             a. Section 806 of the Sarbanes-Oxley Act, which relates to fraud,

             b. Section 301 of the Sarbanes-Oxley Act, which relates to questionable accounting, internal controls and auditing matters.

             c. Item 406 of S.E.C. Regulations S-K which relates to conduct that is not honest and ethical, conflicts of interest, and disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable, and

             d. Nasdaq listing requirements.

4.    The Company will not retaliate against an officer, director or employee who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed regarding any matter covered in paragraph 3, above.

5.    Any waivers of the Code for directors or executive officers must be approved by the Board and be promptly disclosed to shareholders.

6.    The Company's Audit Committee shall also issue procedures for the reporting to them of complaints regarding accounting, internal accounting controls or auditing matters and submission to them by employees of concerns regarding accounting or auditing matters. Such procedures shall be in addition to, and not in lieu of, any procedures established by this Code of Ethics.

7.    The Governance Compliance Officer shall be appointed by the CEO.

Exhibit 14.1

Exhibit 15.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

In accordance with standards established by the Public Company Accounting Oversight Board, we have made a limited review of the financial data as of September 30, 2007, and for the nine months period ended September 30, 2007 (the “Report”) presented in the Labwire, Inc. Form 10SB12G (the “Registration”).

We are aware of the use of the Report in the Registration Statement and hereby consent to the filing of this Letter as Exhibit 15.1 to the Registration Statement.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 6, 2008

Exhibit 15.1

Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10SB12G of Labwire, Inc., of our report dated September 6, 2007 on our audit of the financial statements of Labwire, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows through December 31, 2006 and 2005 for the years then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
February 6, 2008